EXHIBIT 4.22

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description summarizes certain material terms of the Class A Non-Voting Common Stock, par value $1.00 per share, of Artesian Resources Corporation (the “Company,” “we,” “us” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934.  This summary description of our Class A Non-Voting Common Stock does not purport to be complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation and By-laws, copies of which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein, and to the applicable provisions of Delaware and U.S. federal law.  We encourage you to read our Restated Certificate of Incorporation and By-laws, and the applicable provisions of Delaware and the U.S. federal law for additional information.

General

Our authorized capital stock consists of:

•	15,000,000 shares of Class A Non-Voting Common Stock, par value $1.00 per share
•	1,040,000 shares of Class B Common Stock, par value $1.00 per share
•	10,868 shares of 7% Prior Preferred Stock, par value $25.00 per share
•	80,000 shares of Cumulative Prior Preferred Stock, par value $25.00 per share
•	100,000 shares of Series Preferred Stock, par value $1.00 per share

We sometimes refer to our 7% Prior Preferred Stock, Cumulative Prior Preferred Stock and Series Preferred Stock collectively as “Preferred Stock” in this "Description of Securities.”

Class A Non-Voting Common Stock

Voting Rights

Under our Restated Certificate Incorporation, generally, holders of shares of our Class A Non-Voting Common Stock do not have voting rights with respect to the election of directors and other matters voted upon by stockholders. Except as otherwise described in this “Description of Securities,” the right to vote for the election of directors and other stockholder matters is exercised exclusively by the holders of Class B Common Stock.

Section 242(b)(2) of the General Corporation Law of the State of Delaware confers voting rights (“statutory voting rights”) to holders of the outstanding shares of a class that are not entitled to vote under the certificate of incorporation, with respect to a proposed amendment to the certificate of incorporation, if “the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.”  The vote required to approve such amendments is a majority of the outstanding shares of the class.

As a result, holders of our Class A Non-Voting Common Stock have the statutory voting rights set forth above.  In addition, under Section 4.20 of our Restated Certificate of Incorporation, we may not issue any shares of Series Preferred Stock without the approval of the holders of a majority of the shares of Class A Non-Voting Common Stock.

Dividends

Subject to dividends that we may be required to pay on outstanding shares of Preferred Stock, the holders of Class A Non-Voting Common Stock are entitled to receive dividends, as, when and if declared from time to time by our Board of Directors out of funds legally available for such purpose.  Our Restated Certificate of Incorporation requires that we declare and pay the same dividend per share on the Class A Non-Voting Common Stock and on the Class B Common Stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Non-Voting Common Stock are entitled to share pro rata with the holders of Class B Common Stock in all assets and funds remaining after we pay all of our creditors and make required distributions to the holders of outstanding shares of Preferred Stock pursuant to our Restated Certificate of Incorporation.

Other Rights

There are no preemptive, conversion, subscription, redemption or sinking fund rights applicable to the Class A Non-Voting Common Stock.

All outstanding shares of our Class A Non-Voting Common Stock are fully paid and non-assessable.

Listing

Our Class A Non-Voting Common Stock is listed on the Nasdaq Global Select Market and trades under the symbol “ARTNA.”

Preferred Stock

The rights, preferences and privileges of our Class A Non-Voting Common Stock are subject to, and may be adversely affected by, the rights, preferences and privileges of any series of Preferred Stock that we may issue in the future.

For example, if shares of 7% Prior Preferred Stock or Cumulative Prior Preferred Stock are issued, no dividends may be declared and paid on the Class A Non-Voting Common Stock unless the dividends on the 7% Prior Preferred Stock and Cumulative Prior Preferred Stock then outstanding have been paid. In addition, in the event of our liquidation, dissolution or winding up or our sale of all of our assets, the holders of any outstanding 7% Prior Preferred Stock and Cumulative Prior Preferred Stock are entitled, after we pay all of our creditors, to be paid in cash the par value of their shares and any accrued but unpaid dividends before we make any payment to the holders of our Class A Non-Voting Common Stock.

In addition, our board of directors has the power to fix, subject to preferences that may be applicable to the 7% Prior Preferred Stock or Cumulative Prior Preferred Stock under our Restated Certificate of Incorporation, the full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof of any such series of Series Preferred Stock.

There are no shares of Preferred Stock outstanding.

Provisions with Possible Anti-Takeover Effects

Our Restated Certificate of Incorporation provides that we will be governed by Section 203 of the General Corporation Law of the State of Delaware which prohibits a “business combination” between a corporation and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.”  An “interested stockholder” is one who, directly or indirectly, owns 15% or more of the outstanding voting stock of the corporation.  A “business combination” includes:

•	A merger;
•	Consolidation;
•
Sale or lease or other disposition of assets having an aggregate value in excess of 10% of either the aggregate fair market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation; and

•	Certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation or which provide the interested stockholder with a financial benefit.

These restrictions do not apply where:
•	Prior to such time the Company’s board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
Upon consummation of the transaction in which the stockholder became an interested stockholder, the stockholder owns at least 85% of the voting stock outstanding at the commencement of such transaction, excluding, for determining the number of shares outstanding, shares owned by persons who are directors as well as officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
The business combination is approved by the board of directors and the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting.

The business combinations provisions of Section 203 of the General Corporation Law of the State of Delaware may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of us that are not negotiated and approved by our board of directors.

We have adopted certain provisions in our Restated Certificate of Incorporation and By-laws which may have anti-takeover implications.  Our Restated Certificate of Incorporation provides that without the affirmative vote of at least 75% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a class, the provisions in our Restated Certificate of Incorporation and the By-laws establishing a classified board of directors may not be altered, amended or repealed.  In addition, absent approval of our board of directors, our By-laws may only be amended or repealed by the affirmative vote of the holders of at least 75% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.  These supermajority voting provisions, along with various supermajority voting provisions for certain classes of stock required for certain business combinations and other corporate actions described above, may have an effect of discouraging, delaying or preventing a change of control which may be at a premium above the prevailing market price.